United States securities and exchange commission logo





                          September 14, 2020

       Mark D. Fischer
       General Counsel
       PVH Corp.
       200 Madison Avenue
       New York, New York 10016

                                                        Re: PVH Corp.
                                                            Registration
Statement on Form S-4
                                                            Filed September 10,
2020
                                                            File No. 333-248713

       Dear Mr. Fischer:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sherry
Haywood, Staff Attorney at (202) 551-3345 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing